Exhibit 10.17

DESCRIPTION OF COMPENSATORY ARRANGEMENTS
BETWEEN REGISTRANT AND NON-EMPLOYEE DIRECTORS

Each director who is not an employee of the Registrant receives an annual retainer fee of $20,000, plus $1,000 for each Board of Directors and Board committee meeting attended. The non-employee Chairman of the Board receives a retainer fee of $90,000 (in lieu of any other annual retainer, committee chair or attendance fees). The director who chairs the Audit Committee of the Board of Directors receives an additional annual retainer fee of $15,000. The directors who chair the Compensation Committee and the Nominating and Governance Committee of the Board of Directors each receive an additional annual retainer fee of $5,000. Under the Registrant’s Omnibus Stock Plan, non-employee directors may elect to receive, in lieu of all or a portion of the foregoing fees, shares of the Registrant’s common stock based on the fair market value of the stock on the date the fees would have been paid. Each non-employee director also receives nonqualified stock options under the Registrant’s Omnibus Stock Plan, as set forth in that Plan. Each non-employee director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions, and is authorized, subject to certain requirements and limitations, to use the Registrant’s fractionally-owned aircraft for personal travel.